Exhibit 23.2

KPMG LLP
Two Manhattan West 375 9th Avenue, 17th Floor
New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 6, 2026, with respect to the consolidated financial statements of Columbia Financial, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

New York, New York

March 6, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.